CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment to Registration Statement No. 333-72042 on Form N-4 of our report dated April 21, 2026, relating to the financial statements and financial highlights of each of the Sub-Accounts of Talcott Resolution Life Insurance Company Separate Account Eleven, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Denver, Colorado
April 27, 2026